EMPLOYMENT AGREEMENT

This Agreement made and entered into this first day of March 1997 by and between ASHA Corporation, a Corporation duly organized and existing under and pursuant to the laws of the State of Delaware (hereinafter referred to as "ASHA") and Kenneth R. Black, an individual residing in the city of Plymouth, State of Michigan (hereinafter referred to as Black).

                                Witnesseth:

Whereas, ASHA is engaged in the development, marketing and sale of intellectual properties and has employed Black since December 17, 1990, first as Sales Director and since May 1, 1992, as Vice President of Sales and Marketing.

Whereas, both ASHA and Black wish to formalize this relationship in contractual form it hereby is agreed that ASHA will employ Black and Black will accept employment by AHSA, as its Vice President of Sales and Marketing, pursuant to the terms hereof;

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. ASHA agrees to employ Black and Black agrees to work for ASHA for a term of two years (2) with a two year (2) automatic renewal as more fully defined herein under the Term clause of this agreement.

     2. SCOPE OF EMPLOYMENT. Black will manage and direct the marketing and sales efforts of ASHA and will have full authority for the proper execution of his responsibilities as provided by the laws of the State of Delaware, subject to the appropriate review and direction of the President and Chief Operating Officer of ASHA and if applicable, to participate in decisions regarding long-term product development and planning as well as in plans, policies and practices relating to the Marketing and Sales activities of ASHA or any other matters generally falling within the scope of the Vice President of Sales and Marketing.

     3. TERM. The initial term of Black's employment shall be from the first day of March 1997 to the twenty eighth day of February 1999. Thereafter Black's employment shall be automatically renewed for an additional two (2) year term unless either party gives to the other no less than six (6) months or more than nine (9) months notice that the employment or this agreement in its then current form will not be renewed at the end of the term.

     4. COMPENSATION. (a) ASHA shall pay to Black as compensation for the services to be rendered by Black hereunder an annual base salary of Ninety Thousand dollars ($90,000.00), payable in 24 equal consecutive installments of Three Thousand Seven Hundred and Fifty Dollars ($3,750) each on the sixteenth
(16) and last day of the month. Such installments to be subject to all legally required Federal and State withholding amounts. Thereafter the base salary shall be adjusted annually as of the anniversary date hereof to fully reflect any percentage increase in the cost-of-living index published by the United States Government for the Greater Detroit Metropolitan area, "all items," during the prior year. ASHA's President and Chief Operating Officer shall review Black's base salary at least annually and may adjust it, depending on ASHA's size and profitability and the general level of compensation in similar companies; provided that Black's base salary shall not be reduced during the initial two years of this agreement.

     (b) In addition to the compensation hereinabove set forth, Black shall be entitled to participate in such other fringe benefit programs from ASHA as may be made available to other executives of ASHA, including, but not limited to, bonuses, stock options, profit sharing, merit increases, medical and health insurance programs and vacation and other such programs as may be determined by ASHA's management and/or its Board of Directors, and shall have, in addition, a reasonable expense account and a vehicle supplied by the Company.

     (c) Black shall participate in an ISOP program established for ASHA senior management personnel. Black's initial participation, commencing in January of 1997, was for 100,000 options to purchase ASHA common stock at an exercise price of $4.00 per share. Such options are fully vested and exercisable for a period of five (5) years from the date of issue.

     5. ARBITRATION. Any controversy or claim arising out of or relating to this agreement, or a breach thereof, shall be settled by arbitration in Santa Barbara, California before a panel of Arbitrators selected as follows: within ten (10) days of demand by either party for arbitration, each party will select one arbitrator and those two will select a third arbitrator, and those three shall constitute the panel. The arbitrator's decision will be by a majority vote. The arbitration shall not be appealable de novo by either party.

     6. ENTIRE AGREEMENT. The foregoing constitutes the entire agreement between the parties and no modification of any of the provisions hereof shall be binding upon either Black or ASHA unless in writing signed by the party against whom such modification is sought to be enforced.

     7. INTERPRETATION. This agreement has been submitted to the scrutiny of all parties hereto and of counsel. This agreement shall be controlled by the laws of the State of California.

ASHA CORPORATION                          "Black"

By: /s/ John C. McCormack                 /s/ Kenneth R. Black
   President and Chief                    Kenneth R. Black
   Operating Officer